Exhibit 5.1

FILE NO. 026915.29

December 4, 2024

PG&E Corporation

300 Lakeside Drive

Oakland, California 94612

Re:	PG&E Corporation

Registration Statement on Form S-3

To the Addressee:

We have served as counsel to PG&E Corporation, a California corporation (the “Company”), in connection with the issuance and sale by the Company of 55,961,070 shares of the Company’s common stock, no par value (the “Securities”) covered by the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-277286), including the prospectus constituting a part thereof, dated February 22, 2024, and the final prospectus supplement, dated December 2, 2024 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Securities are being offered, issued and sold pursuant to the Underwriting Agreement dated December 2, 2024 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule I thereto.

In rendering the opinion expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits to be filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing and such other documents and matters as we have deemed necessary and appropriate to render the opinion set forth herein, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that the Securities have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS  DUBAI  HOUSTON

LONDON  LOS ANGELES  MIAMI  NEW YORK  RICHMOND  SAN FRANCISCO  TOKYO  TYSONS  WASHINGTON, DC

www.HuntonAK.com

PG&E Corporation

December 4, 2024

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinion contained herein.

Very truly yours, /s/ Hunton Andrews Kurth LLP